Exhibit 99.(h)(4)(D)

THIRD AMENDED SCHEDULE A

Dated October 25, 2022

TO THE

ADMINISTRATIVE SERVICES AGREEMENT

Dated: June 10, 2019, as amended on April 30, 2020

Statement of Intent/Operating Procedures

Parametric Portfolio Associates LLC (“Parametric”) shall fulfil its duties set forth in the Administrative Services Agreement, as amended (the “Agreement”) in accordance with the following:

I.	Scope of the Engagement.

The Trusts are seeking to equitize the cash balances of certain mutual fund portfolios (each, a “Fund”) of American Beacon Funds and American Beacon Institutional Funds Trust (the “Trusts”). American Beacon Advisors, Inc. (“ABA”), as authorized by the Trusts, will manage the underlying cash balances and has directed Parametric under the terms of the Agreement to perform certain administrative functions related to the purchase and sale of futures to maintain appropriate equity exposure as directed by ABA under the Agreement. ABA and the Trusts hereby direct Parametric to equitize approximately 90% of the Liquid Assets (as defined in Section 3 of the Agreement) of each Fund (allowing for the fact that there may be de minimis amounts of the cash balance not equitized, as fractional futures contracts cannot be purchased) in order to maintain exposure for each Fund’s Liquid Assets on a daily basis, each in accordance with the instructions in this Schedule A, until otherwise directed in writing by ABA for each Fund.

Directions related to the equitized amounts, the futures contracts used and the list of approved futures commission merchants and US Treasury dealers are listed below. ABA may in its judgment direct Parametric to implement the equitization using futures other than those listed below upon written notice to, and acceptance by, Parametric in writing.

II.	Implementation.

For a new Account (as defined in Section 2 of the Agreement) of a Fund, ABA and the Trusts will direct Parametric to equitize any initial portfolio cash balances, and, on an ongoing basis, Parametric will buy and/or sell the appropriate number of approved contracts to reflect changes in the underlying cash balances using the procedures listed in Section III of this Schedule A. Such procedures may be modified by written notice from ABA to Parametric with its written consent.

The derivative exposure1 from equitization for each eligible Fund listed on Schedule B of the Agreement is capped at 9% of the total Fund value (including subscription and redemption activity). Parametric will rely on the information provided by the custodian to determine the total Fund value. Parametric will base the exposure percentage of the Fund solely on information provided daily by the Fund’s custodian and for the avoidance of doubt Parametric is not otherwise responsible for calculating or determining the Fund’s total value. Parametric will contact ABA for instructions in the following instances: (i) the derivative exposures are passively over the 9% cap, or (ii) the target trade would cause the derivative exposure to exceed the 9% cap.

[1]	Derivative exposure is generally calculated as the number of exchanged-traded listed futures contracts × index price × multiplier

III.	Daily Operating Procedures

Morning	Parametric receives necessary information from the custodian’s Mutual Fund Custody Group (“MFG”) to determine the level of Liquid Assets, including subscription and redemption activity. Liquid Assets include, but are not limited to, cash, short-term holdings, United States Treasury securities, balances in any money market fund, unsettled cash from open transactions and variation margin held in the Account for futures transactions.

Prior to Noon	Parametric posts a daily tracking report to a secure client portal and notifies ABA when the report is available. Parametric contacts ABA if report will be delayed.

During market hours	In accordance with the Agreement and any subsequent ABA instruction, Parametric calculates 90% of Liquid Assets as the amount to be equitized and calculates the number of futures contracts to be purchased or sold for each Fund. Number of contracts is determined by size of Liquid Assets in each Fund and type of contract is specified in Section V below.

During market hours	Parametric executes trades with one or more FCMs or one or more executing brokers, to be cleared at one or more approved FCMs, as specified in Section VI below.

During business day	Parametric electronically receives trade confirmation data from FCMs. All trade data is confirmed. Trade information is processed.

Prior to 9am (next day)	Parametric sends daily calculations of variation margin to MFG which confirms these calculations with the statements received from the FCMs.

IV.	Eligible Funds

See Schedule B of the Agreement

V.	List of Approved Futures Contracts by Fund

Portfolio	Futures Contract	FCM
Balanced Fund	S&P 500
Bridgeway Large Cap Growth Fund	S&P 500
Bridgeway Large Cap Value Fund	S&P 500
Diversified Fund	See below*
International Equity	MSCI EAFE
Large Cap Value	S&P 500
Small Cap Value	Russell 2000
The London Company Income Equity	S&P 500
Zebra Small Cap Equity	Russell 2000

*	The Diversified Fund cash balances may be equitized using the following contracts. Each contract shall be weighted to track the MSCI All Country World Index.
•	S&P 500 Mini Index Futures
•	MSCI EAFE Mini Index Futures
•	MSCI Emerging Markets Index Futures

VI.	List of Approved Futures Commission Merchants

A.	Goldman, Sachs & Co.

VII.	List of Approved US Treasury Dealers

Dealer

Bank of America Merrill Lynch

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citadel Securities Institutional LLC

Citigroup Global Markets Inc./Salomon Brothers

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc. Goldman Sachs & Co.

Jefferies & Company Inc.

JP Morgan Chase

Loop Capital Markets, LLC Morgan Stanley & Co. Inc.

Nomura Securities International

RBC Capital Markets LLC

Societe Generale

Wells Fargo

(Signature page follows)

ACCEPTED AND APPROVED BY:

AMERICAN BEACON FUNDS

On behalf of its series on Schedule B of the Agreement, and

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST

On behalf of its series on Schedule B of the Agreement

By:	/s/ Jeffrey K. Ringdahl
Name:	Jeffrey K. Ringdahl
Title:	President

AMERICAN BEACON ADVISORS, INC.
By:	/s/ Paul Cavazos
Name:	Paul Cavazos
Title:	Sr. Vice President

PARAMETRIC PORTFOLIO ASSOCIATES LLC
By:	/s/ Thomas Lee
Name:	Thomas Lee
Title:	CIO
1